CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders Putnam Investment Funds:

We consent to the use of our report dated April 12, 2007, incorporated in this Registration Statement by reference, to the Putnam Small Cap Value Fund, a series of Putnam Investment Funds, and to the references to our firm under the captions "Financial Highlights" in the prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information.

/s/ KMPG LLP Boston, Massachusetts June 22, 2007